                              GILEAD SCIENCES, INC.


                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


                  Years ended December 31, 1998, 1997 and 1996




                                   CONTENTS

Report of Ernst & Young LLP, Independent Auditors..........................3

Audited Supplemental Consolidated Financial Statements

Supplemental Consolidated Balance Sheets...................................4
Supplemental Consolidated Statements of Operations.........................5
Supplemental Consolidated Statement of Stockholders' Equity................6
Supplemental Consolidated Statements of Cash Flows.........................7
Notes to Supplemental Consolidated Financial Statements....................9


              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Gilead Sciences, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Gilead Sciences, Inc. (formed as a result of the consolidation of Gilead Sciences, Inc. and NeXstar Pharmaceuticals, Inc.) as of December 31, 1998 and 1997, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. The supplemental consolidated financial statements give retroactive effect to the merger of Gilead Sciences, Inc. and NeXstar Pharmaceuticals, Inc. on July 29, 1999, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. Our audits also included the financial statement schedule listed in the Exhibit Index. These supplemental financial statements and schedule are the responsibility of the management of Gilead Sciences, Inc. Our responsibility is to express an opinion on these supplemental financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gilead Sciences, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the merger of NeXstar Pharmaceuticals, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also in our opinion, the supplemental financial statement schedule referred to above, when considered in relation to the basic supplemental financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                 /s/ ERNST & YOUNG LLP

Palo Alto, California
March 1, 1999,
except for Note 2, as to which the date is July 29, 1999

                              GILEAD SCIENCES, INC.
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                              DECEMBER 31,
                                                                                        1998                1997
                                                                                        ----                ----
ASSETS
Current assets:
     Cash and cash equivalents                                                       $ 101,136           $  71,305
     Marketable securities                                                             247,607             316,056
     Accounts receivable, net of allowance for doubtful accounts
          of $1,480 in 1998 and $1,883 in 1997                                          43,090              34,643
     Inventories                                                                        16,550              17,410
     Prepaid expenses and other                                                          8,506              18,234
                                                                                     -----------------------------
Total current assets                                                                   416,889             457,648

Property, plant and equipment, net                                                      51,019              55,091

Other noncurrent assets, net of an allowance of $1,737 in 1997                          19,856               4,250
                                                                                     -----------------------------
                                                                                     $ 487,764           $ 516,989
                                                                                     -----------------------------
                                                                                     -----------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term borrowings                                                           $       -           $   5,034
     Accounts payable                                                                    7,662               8,540
     Accrued clinical and preclinical expenses                                          12,841              13,119
     Accrued compensation and employee benefits                                          9,387               6,356
     Other accrued expenses                                                             19,327              10,833
     Deferred revenue                                                                    3,275               9,658
     Long-term obligations due within one year                                           4,842               7,298
                                                                                     -----------------------------
Total current liabilities                                                               57,334              60,838

Accrued litigation settlement expenses due after one year                                7,848               8,767
Long-term obligations due after one year                                                 8,883               9,658
Convertible subordinated debentures                                                     80,000              80,000

Commitments and contingencies

Stockholders' equity:
     Preferred stock, par value $.001 per share,
         issuable in series; 5,000,000 shares authorized;
         1,133,786 shares of Series B convertible
         preferred issued and outstanding at
         December 31, 1998 and 1997
         (liquidation preference of $40,000)                                                 1                   1
     Common stock, par value $.001 per share; 60,000,000 shares authorized;
         41,562,837 shares and 40,425,217 shares issued and outstanding at
         December 31, 1998 and 1997, respectively                                           42                  40
     Additional paid-in capital                                                        716,964             696,160
     Accumulated other comprehensive income (loss)                                        (337)                (50)
     Deferred compensation                                                                (225)               (437)
     Accumulated deficit                                                              (382,746)           (337,988)
                                                                                     -----------------------------
Total stockholders' equity                                                             333,699             357,726
                                                                                     -----------------------------
                                                                                     $ 487,764           $ 516,989
                                                                                     -----------------------------
                                                                                     -----------------------------

                             See accompanying notes

Restated to reflect the business combination with NeXstar Pharmaceuticals, Inc.
            which has been accounted for as a pooling of interests.

                              GILEAD SCIENCES, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                        YEAR ENDED DECEMBER 31,
                                                                        -----------------------
                                                           1998                1997                 1996
                                                           ----                ----                 ----
Revenues:
     Product sales, net                                  $ 114,176           $ 100,887            $  88,630
     Contract revenue                                       29,638              29,811               33,458
     Royalty revenue, net                                    7,305               1,560                   33
                                                         ---------           ---------            ---------
Total revenues                                             151,119             132,258              122,121
                                                         ---------           ---------            ---------
Expenses:
     Cost of goods sold                                     23,357              21,646               20,144
     Research and development                              127,773             112,177               89,641
     Selling, general and administrative                    78,634              70,803               69,612
     Litigation settlement and related expenses              1,267              16,031                2,006
                                                         ---------           ---------            ---------
Total expenses                                             231,031             220,657              181,403
                                                         ---------           ---------            ---------
Operating loss                                             (79,912)            (88,399)             (59,282)
Gain on sale of a majority interest in a
     subsidiary                                             22,132                   -                    -
Interest income                                             21,765              20,706               16,863
Interest expense                                            (6,783)             (4,878)              (2,269)
                                                         ---------           ---------            ---------
Loss before provision for income taxes
     and equity in loss of unconsolidated
     affiliate                                             (42,798)            (72,571)             (44,688)
Provision for income taxes                                     859                 322                  926
Equity in loss of unconsolidated affiliate                  (1,101)                  -                    -
                                                         ---------           ---------            ---------
Net loss                                                 $ (44,758)          $ (72,893)          $  (45,614)
                                                         ---------           ---------            ---------
                                                         ---------           ---------            ---------
Basic and diluted net loss per common
     share                                               $   (1.09)          $   (1.85)          $    (1.21)
                                                         ---------           ---------            ---------
                                                         ---------           ---------            ---------
Common shares used to calculate basic
     and diluted net loss per common
     share                                                  41,015              39,432               37,641
                                                         ---------           ---------            ---------
                                                         ---------           ---------            ---------

                             See accompanying notes

Restated to reflect the business combination with NeXstar Pharmaceuticals, Inc.
            which has been accounted for as a pooling of interests.

                              GILEAD SCIENCES, INC.
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                              Accumulated
                                                                                Other
                                                 Common Stock   Additional   Comprehensive                            Total
                                  Preferred     ---------------   Paid-In       Income    Deferred    Accumulated  Stockholders'
                                    Stock       Shares   Amount   Capital       (Loss)  Compensation    Deficit       Equity
                                  ------------------------------------------------------------------------------------------------
Balance at December 31, 1995      $ -       32,999,083  $ 33    $ 449,985    $   27       $(1,633)      $(219,481)     $ 228,931
  Net loss                          -                -     -            -         -             -         (45,614)       (45,614)
  Unrealized loss on available
    -for-sale marketable
    securities, net                 -                -     -            -       (78)            -               -            (78)
  Foreign currency translation
    adjustment                      -                -     -            -       (90)            -               -            (90)
                                                                                                                       ---------
      Comprehensive loss            -                -     -            -         -             -               -        (45,782)
  Private issuance of common stock  -          541,121     1       24,995         -             -               -         24,996
  Public offering at $37.75 per
    share, net of issuance costs
    of $7,063                       -        4,305,844     4      155,478         -             -               -        155,482
  Stock repurchases                 -              (52)    -            -         -             -               -              -
  Employee stock purchase plan      -          203,684     -        2,664         -             -               -          2,664
  Option exercises                  -          610,280     1        5,400         -             -               -          5,401
  Warrant exercises                 -           97,338     -        1,233         -             -               -          1,233
  Compensation expense related to
    stock option transactions       -                -     -        1,007         -          (301)              -            706
  Amortization of deferred
    compensation                    -                -     -            -         -         1,018               -          1,018
                                  ----------------------------------------------------------------------------------------------
Balance at December 31, 1996       $-       38,757,298   $39     $640,762     $(141)        $(916)      $(265,095)      $374,649
  Net loss                          -                -     -            -         -             -         (72,893)       (72,893)
  Unrealized gain on available-for
   -sale marketable securities, net -                -     -            -       255             -               -            255
  Foreign currency translation
    adjustment                      -                -     -            -      (164)            -               -           (164)
                                                                                                                        --------
       Comprehensive loss           -                -     -            -         -             -               -        (72,802)
  Issuance of warrant to related
     party                          -                -     -          353         -             -               -            353
  Stock repurchases                 -             (155)    -            -         -             -               -              -
  Employee stock purchase plan      -          123,909     -        2,799         -             -               -          2,799
  Option exercises                  -        1,251,556     1       12,176         -             -               -         12,177
  Warrant exercises                 -          292,609     -           27         -             -               -             27
  Issuance of 1,133,786 shares of
    preferred stock                 1                -     -       39,999         -             -               -         40,000
  Compensation expense related to
    stock option transactions       -                -     -           44         -           (44)              -              -
  Amortization of deferred
    compensation                    -                -     -            -         -           523               -            523
                                  ----------------------------------------------------------------------------------------------

Balance at December 31, 1997       $1       40,425,217   $40    $ 696,160     $ (50)        $(437)      $(337,988)      $357,726
  Net loss                          -                -     -            -         -             -         (44,758)       (44,758)
  Unrealized loss on available-for-
   sale marketable securities, net  -                -     -            -      (301)            -               -           (301)
  Foreign currency translation
    adjustment                      -                -     -            -        14             -               -             14
                                                                                                                        --------
      Comprehensive loss            -                -     -            -         -             -               -        (45,045)
  Private issuance of common stock  -          364,257     1        9,982         -             -               -          9,983
  Employee stock purchase plan      -          133,404     -        2,879         -             -               -          2,879
  Option exercises                  -          639,959     1        7,509         -             -               -          7,510
  Amortization of deferred
    compensation                    -                -     -            -         -           212               -            212
  Amounts recognized under
    compensatory stock transaction  -                -     -          434         -             -               -            434
                                  ----------------------------------------------------------------------------------------------
Balance at December 31, 1998       $1       41,562,837   $42    $ 716,964     $(337)        $(225)      $(382,746)      $333,699
                                  ----      ----------   ---    ---------     -----         -----       ---------       --------
                                  ----      ----------   ---    ---------     -----         -----       ---------       --------


                             See accompanying notes

Restated to reflect the business combination with NeXstar Pharmaceuticals, Inc.
            which has been accounted for as a pooling of interests.

                              GILEAD SCIENCES, INC.
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                   ----------------------------------------------
                                                                                        1998             1997             1996
                                                                                        ----             ----             ----
OPERATING ACTIVITIES:
   Net loss                                                                        $ (44,758)       $ (72,893)       $ (45,614)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization of property, plant and equipment                   12,099           12,255           12,683
     Amortization of intangible assets                                                   655            1,391            1,122
     Write-off of purchased technology                                                     -            1,256                -
     Gain on sale of a majority interest in a subsidiary                             (22,132)               -                -
     Equity in loss of unconsolidated affiliate                                        1,101                -                -
     Litigation settlement charges                                                     1,267           11,767                -
     Additions (reductions) to allowance for doubtful accounts                          (294)             306            1,497
     Reduction in allowance for note receivable                                         (550)               -                -
     Compensation expense related to grant of options and sale of stock,
        including amortization of deferred compensation                                  646              523            1,724
     Write down of investment in life science enterprise                                   -                -            1,241
     Other                                                                               123             (202)             222
     Changes in operating assets and liabilities:
       Accounts receivable                                                            (8,120)          (4,403)         (13,825)
       Inventories                                                                       860           (1,004)          (6,601)
       Prepaid expenses and other                                                      9,728          (13,300)          (1,628)
       Other noncurrent assets                                                        (4,515)            (275)             (24)
       Accounts payable                                                                 (575)          (4,313)           4,263
       Accrued clinical and preclinical expenses                                        (278)           7,897              799
       Accrued compensation and employee benefits                                      3,096              984            1,368
       Other accrued expenses                                                          8,292              367            4,701
       Deferred revenue                                                               (6,383)           9,131              119
                                                                                   ----------------------------------------------
Net cash used in operating activities                                                (49,738)         (50,513)         (37,953)

INVESTING ACTIVITIES:
   Purchases of marketable securities                                               (488,407)        (430,498)        (463,260)
   Sales of marketable securities                                                    390,251          196,515          248,552
   Maturities of marketable securities                                               166,304          102,944          164,208
   Capital expenditures                                                              (10,778)         (14,345)         (14,925)
   Proceeds from sale of a majority interest in a subsidiary, net of closing
       costs                                                                          14,652                -                -
   Investment in unconsolidated affiliate                                             (4,900)               -                -
   Proceeds from sale of investment in life science enterprise                             -            2,683                -
   Payments received on note receivable                                                  550              706              700
                                                                                   ----------------------------------------------
Net cash provided by (used in) investing activities                                   67,672         (141,995)         (64,725)
                                                                                   ----------------------------------------------
FINANCING ACTIVITIES:
   Proceeds from issuance of preferred stock                                               -           40,000                -
   Proceeds from issuances of common stock                                            20,372           15,003          189,780
   Proceeds from (payments on) short-term borrowings, net                             (5,034)          (7,902)           9,436
   Payments of litigation settlement                                                  (1,313)          (1,750)               -
   Proceeds from sale-leaseback transactions                                             119            2,217            2,978
   Payments of equipment financing obligations                                        (3,284)          (5,773)          (5,414)
   Proceeds from issuance of long-term debt                                            4,359           18,108           14,527
   Repayments of long-term debt                                                       (3,322)         (26,882)          (3,354)
   Proceeds from issuance of convertible subordinated debentures, net
     of offering costs                                                                     -           77,200                -
                                                                                   ----------------------------------------------
Net cash provided by financing activities                                             11,897          110,221          207,953
                                                                                   ----------------------------------------------
Net increase (decrease) in cash and cash equivalents                                  29,831          (82,287)         105,275
Cash and cash equivalents at beginning of year                                        71,305          153,592           48,317
                                                                                   ----------------------------------------------
Cash and cash equivalents at end of year                                           $ 101,136        $  71,305        $ 153,592
                                                                                   ----------------------------------------------
                                                                                   ----------------------------------------------

                              GILEAD SCIENCES, INC.
            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                          YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                                 1998            1997           1996
                                                                 ----            ----           ----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Interest paid                                             $  6,793        $  2,815       $  2,289
   Income taxes paid                                              790             253          1,030

SUPPLEMENTAL DISCLOSURES OF GAIN ON SALE OF A MAJORITY
   INTEREST IN A SUBSIDIARY:
   Cash receipts, net of closing costs                       $ 14,652        $      -       $      -
   Receipt of 49% interest in manufacturing facility            5,500               -              -
   Net present value of guaranteed payments                     2,668               -              -
   Other                                                           63               -              -
   Net book value of 51% interest sold                           (751)              -              -
                                                             ---------------------------------------
                                                             $ 22,132        $      -       $      -
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
   Purchase of equipment and leasehold improvements
     through accounts payable                                $    757        $    889       $  1,020
   Issuance of stock through director deferred                      -               -             32
     compensation plan


                             See accompanying notes


Restated to reflect the business combination with NeXstar Pharmaceuticals, Inc.
            which has been accounted for as a pooling of interests.

                              GILEAD SCIENCES, INC.

              NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1998


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

Gilead Sciences, Inc. (the "Company" or "Gilead") was incorporated in Delaware on June 22, 1987, and is an independent biopharmaceutical company that seeks to provide accelerated solutions for patients and the people who care for them. The Company discovers, develops, manufactures and commercializes proprietary therapeutics to treat life threatening and other serious infectious, oncological and hematological diseases. Currently, the Company markets AmBisome, an antifungal agent, DaunoXome, a drug approved for the treatment of Kaposi's Sarcoma, and VISTIDE-TM- (cidofovir injection) for the treatment of cytomegalovirus ("CMV") retinitis. In addition, the Company is developing products to treat diseases caused by human immunodeficiency virus ("HIV"), hepatitis B virus ("HBV") and influenza virus.


BASIS OF PRESENTATION

As more fully described in Note 2, on July 29, 1999, Gilead entered into a business combination ("Merger") with NeXstar Pharmaceuticals, Inc. ("NeXstar"). The business combination has been accounted for as a pooling of interests and the historical consolidated financial statements of Gilead for all years prior to the business combination have been restated in the accompanying Supplemental Consolidated Financial Statements to include the financial position, results of operations and cash flows of NeXstar. Costs of the acquisition, which will be charged to operations in 1999, are not included in the consolidated results of operations through December 31, 1998. The supplemental financial statements will become the historical financial statements of Gilead upon issuance of financial statements for the subsequent period that includes the date of the acquisition of NeXstar.

The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries; significant intercompany transactions have been eliminated. Certain reclassifications have been made to prior year amounts to agree with the current year presentation.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


REVENUE RECOGNITION

Product sales revenue is recognized upon passage of legal title of the inventory and satisfaction of all of the Company's performance obligations. The Company generally does not provide its customers with the right of product return; however, the Company will replace product that has expired or is deemed to be damaged or defective. Provisions are made for doubtful accounts, estimated product returns, cash discounts and government discounts and rebates.

In connection with most of its European sales, the Company prices its products in the currencies of the countries into which they are sold ("Payment Currencies"). A significant majority of the Company's manufacturing costs are in U.S. Dollars. Therefore, any decline in the value of the Payment Currencies relative to the U.S. Dollar is likely to negatively impact gross margins for the Company's products since the Company's manufacturing costs would remain approximately the same while its revenue in terms of U.S. Dollars would decline. In the past, revenues have been adversely affected by such currency fluctuations.

Contract revenue recognized under the Company's collaborative research and development ("R&D") arrangements, license and supply agreements and patent rights purchase agreement is recorded as earned based upon the performance requirements of the underlying contracts. Milestone payments are recognized as revenue when all of the Company's performance obligations have been met, the amount of the milestone payment is readily determinable and the Company has a unilateral right to demand payment. Payments received in advance under such agreements are recorded as deferred revenue until earned.

Royalty revenue from sales of VISTIDE is recognized when received, which is generally in the quarter following that in which the corresponding sales occur. All other royalty revenue is recognized in the period that the corresponding sales are made to independent third party customers.


RESEARCH AND DEVELOPMENT COSTS

All R&D costs, including those funded by third parties, are charged to expense as incurred.


STOCK-BASED COMPENSATION

In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its employee stock option plans. Under APB No. 25, if the exercise price of the Company's employee and director stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. See Note 13 for pro forma disclosures of stock-based compensation pursuant to SFAS No. 123.


BASIC AND DILUTED LOSS PER COMMON SHARE

For all periods presented, both basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding during the period. The impact of convertible debentures, stock options and warrants could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted loss per share as their effect is antidilutive for the periods presented. In July 1999, the convertible preferred stock converted into common stock. See Note 20, Subsequent Events.


CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments with insignificant interest rate risk and a remaining maturity of three months or less at the purchase date to be cash equivalents. Gilead may enter into overnight repurchase agreements under which it purchases securities with an obligation to resell them the following day. Securities purchased under agreements to resell are recorded at face value and reported in cash and cash equivalents.


SECURITIES AVAILABLE-FOR-SALE

Management determines the appropriate classification of its marketable debt securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company's marketable debt securities are classified as available-for-sale and carried at estimated fair values in cash equivalents and marketable securities. At December 31, 1998, cash and cash equivalents includes $89.2 million of securities designated as available-for-sale ($61.0 million at December 31, 1997). Fair values of available-for-sale securities are based on prices obtained from commercial pricing services. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity. Interest income includes interest, dividends, amortization of purchase premiums and discounts, and realized gains and losses on sales of securities. The cost of securities sold is based on the specific identification method.

CONCENTRATIONS OF CREDIT RISK

Gilead is subject to credit risk from its portfolio of cash equivalents and marketable securities. By policy, the Company limits amounts invested in such securities by maturity, industry group, investment type and issuer, except for securities issued by the U.S. government. Gilead is not exposed to any significant concentrations of credit risk from these financial instruments. The goals of the Company's investment policy, in order of priority, are as follows:

       1. Safety and preservation of principal;
       2. Diversification of risk;
       3. Liquidity of investments sufficient to meet cash flow requirements;
          and
       4. Competitive after-tax rate of return.

Gilead is also subject to risk from its accounts receivable related to product sales. A substantial majority of the Company's product sales revenue arises from export sales of AmBisome, primarily through the Company's subsidiaries and distributors in Europe. The Company performs credit evaluations of its customers' financial condition and generally has not required collateral. The Company's accounts receivable are predominantly trade receivables, and to date, the Company has experienced only modest credit losses with respect to these accounts.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method. Estimated useful lives are as follows:



     Description                                                            Estimated Useful Life (in years)
     -----------                                                            -------------------------------
     Building                                                                              20
     Leasehold improvements                                               Shorter of useful life or lease term
     Laboratory and manufacturing equipment                                              4 - 8
     Office furniture and equipment                                                      6 - 7
     Computer equipment                                                                  2 - 3
     Capitalized software                                                                  3
     Capitalized lease equipment                                          Shorter of useful life or lease term


All of the Company's capitalized software is purchased. The Company has no internally developed computer software.

LONG-LIVED ASSETS

The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances both internally and externally that may suggest impairment. Specific potential indicators of impairment include:

-    a significant decrease in the fair value of an asset;

- a significant change in the extent or manner in which an asset is used or a significant physical change in an asset;

- a significant adverse change in legal factors or in the business climate that affects the value of an asset or an adverse action or assessment by a regulator;

- an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset; and

- operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an income-producing asset.

Should there be indication of an impairment, the Company will confirm this by comparing the estimated future cash flows expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset. In estimating these future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the sum of the expected future cash flows (undiscounted and without interest changes) is less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its fair value, will be recognized. The cash flow estimates used in such calculations are based on management's best estimates, using appropriate and customary assumptions and projections at the time.


OTHER ACCRUED LIABILITIES

At December 31, 1998, other accrued liabilities includes $5.0 million due to F. Hoffmann-La Roche, Ltd. and Hoffmann-La Roche, Inc. (collectively, "Roche"). See
Note 4.


FOREIGN CURRENCY TRANSACTIONS AND CONTRACTS

Foreign exchange transaction losses included in the Supplemental Consolidated Statements of Operations in 1998, 1997 and 1996 were $0.3 million, $0.3 million and $0.4 million, respectively.

The Company hedges certain of its foreign currency exposures related to outstanding trade accounts receivable, accounts payable and firmly committed purchase transactions with foreign exchange forward contracts. In general, these contracts do not expose the Company to market risk because gains and losses on the contracts offset gains and losses on the transactions being hedged. The Company's exposure to credit risk from these contracts is a function of changes in interest and currency exchange rates and, therefore, varies over time. Gilead limits the risk that counterparties to these contracts may be unable to perform by transacting only with major U.S. banks. The Company also limits its risk of loss by entering into contracts that provide for net settlement at maturity. Therefore, the Company's overall risk of loss in the event of a counterparty default is limited to the amount of any unrecognized and unrealized gains on outstanding contracts (i.e., those contracts that have a positive fair value) at the date of default. The Company does not enter into speculative foreign currency transactions and does not write options.

In accounting for hedges of accounts receivable and accounts payable, the Company recognizes a gain or loss on each forward contract based on the difference between the contract exchange rate and the market exchange rate on each balance sheet date, which is reported as a selling, general and administrative expense. With respect to hedges of firmly committed purchase transactions, unrealized gains and losses on the underlying forward contracts are deferred and reported as a component of the related transaction in the period in which it occurs.

At December 31, 1998 and 1997, the Company had forward exchange contracts outstanding of $42.4 million and $28.9 million, respectively. None of these contracts have maturities that exceed one year.

The Company presently does not hedge its net investment in any of its foreign subsidiaries.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist principally of cash and cash equivalents, marketable securities, accounts receivable, certain other non-current assets, forward foreign exchange contracts, short-term borrowings, accounts payable, long-term obligations and convertible subordinated debentures. Management believes the financial instruments' recorded values approximate current values with the exception of the convertible subordinated debentures. The fair value of the convertible subordinated debentures at December 31, 1998 and 1997 was $69.4 million and $74.4 million, respectively (such fair values being determined by the average of the bid and asked price set by a market maker for the convertible subordinated debentures), as compared to a carrying value of $80.0 million at both dates.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including forward foreign exchange contracts, and hedging activities. In June 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000 and, therefore, the Company will adopt this accounting standard effective January 1, 2001. Management has not yet determined the impact of SFAS No. 133 on its financial position or results of operations.

2.     ACQUISTION OF NEXSTAR

On July 29, 1999, the Company acquired all of the outstanding common stock of NeXstar, a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of February 28, 1999. As a result, NeXstar became a wholly owned subsidiary of Gilead. NeXstar was an integrated biopharmaceutical company engaged in the discovery, development, manufacture and marketing of proprietary pharmaceutical products to treat life threatening and other serious oncological, hematological and infectious diseases. In connection with the Merger, Gilead issued a total of 11,212,730 shares of Gilead common stock, or 0.3786 of a share of Gilead common stock for each share of NeXstar common stock, to NeXstar's stockholders as consideration for all shares of common stock of NeXstar. In addition, holders of options and warrants outstanding at the time of the Merger to purchase an aggregate of approximately 2,236,413 shares of NeXstar common stock will receive, upon exercise of such options and warrants, the same fraction of a share of Gilead common stock, and holders of $80.0 million principal amount of 6.25% Convertible Subordinated Debentures of NeXstar ("Debentures") will now have the right to convert the Debentures into an indeterminate number of shares of Gilead common stock. The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a pooling of interests.

As a result of the Merger, Gilead anticipates that a pre-tax charge of up to approximately $19.0 million for direct merger-related transaction costs, consisting primarily of professional fees and severance costs, will be incurred.

The Supplemental Consolidated Financial Statements have been prepared to give retroactive effect to the Merger with NeXstar on July 29, 1999. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of the consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

The table below sets forth the combined net revenues and net loss for the periods indicated:

                                  Gilead      NeXstar     Adjustments    Combined
Year ended December 31, 1998
  Net revenues                   $ 32,570     $118,549      $  --        $151,119
  Net income (loss)              $(56,075)    $ 10,920      $ 397        $(44,758)
Year ended December 31, 1997
  Net revenues                   $ 40,037     $ 92,221      $  --        $132,258
  Net loss                       $(27,993)    $(43,910)     $(990)       $(72,893)
Year ended December 31, 1996
  Net revenues                   $ 33,420     $ 88,701      $  --        $122,121
  Net loss                       $(21,732)    $(22,981)     $(901)       $(45,614)

3.     AVAILABLE-FOR-SALE SECURITIES

The following is a summary of available-for-sale securities (in thousands):



                                                           Gross              Gross
                                       Amortized         Unrealized         Unrealized        Estimated
                                         Cost              Gains              Losses         Fair Value
                                     ------------------------------------------------------------------
DECEMBER 31, 1998
U.S. treasury securities
     and obligations of U.S.
     government agencies              $ 78,846          $     62          $   (123)          $ 78,785
Certificates of deposit                 38,058                65               (11)            38,112
Corporate debt securities               34,676               152               (18)            34,810
Asset-backed securities                 89,565               101              (185)            89,481
Other debt securities                   95,626                 -                 -             95,626
                                      -------           --------          --------           --------
     Total                            $336,771          $    380          $   (337)          $336,814
                                      -------           --------          --------           --------
                                      -------           --------          --------           --------
DECEMBER 31, 1997
U.S. treasury securities
     and obligations of U.S.
     government agencies              $ 43,791          $     55          $     (9)          $ 43,837
Certificates of deposit                 67,485                20                (2)            67,503
Corporate debt securities               92,875               192                (5)            93,062
Asset-backed securities                118,362               121               (35)           118,448
Other debt securities                   39,614                 -                 -             39,614
                                      -------           --------          --------           --------
     Total                            $362,127          $    388          $    (51)          $362,464
                                      -------           --------          --------           --------
                                      -------           --------          --------           --------

The following table presents certain information related to sales of available-for-sales securities (in thousands):




                                                     Year Ended December 31,
                                            1998              1997              1996
                                        --------------------------------------------
Proceeds from sales                     $390,426          $198,515          $252,431
Gross realized gains on sales           $  1,127          $    229          $    451
Gross realized losses on sales          $   (654)         $   (142)         $   (146)



At December 31, 1998, $63.7 million of the Company's portfolio of marketable securities (excluding asset-backed securities) has a contractual maturity of less than one year and $94.4 million of the portfolio has a contractual maturity greater than one year but less than three years. None of the estimated maturities of the Company's asset-backed securities exceed three years. Under the Company's investment policy, it may enter into repurchase agreements ("repos") with major banks and authorized dealers provided that such repos are collateralized by U.S. government securities with a fair value of at least 102% of the fair value of securities sold to Gilead.

4.  COLLABORATIVE ARRANGEMENTS

FUJISAWA

The Company's rights to market AmBisome are subject to an agreement between the Company and Fujisawa Healthcare, Inc., as successor to Fujisawa USA, Inc. ("Fujisawa"). Under the terms of the agreement, as amended, Fujisawa and the Company co-promote AmBisome in the United States, Fujisawa has sole marketing rights to AmBisome in Canada and the Company has exclusive marketing rights to AmBisome in the rest of the world, provided the Company pay royalties to Fujisawa in connection with sales in most significant Asian markets, including Japan. In connection with U.S. sales, Fujisawa purchases AmBisome from the Company at cost; Fujisawa collects all payments from the sale of AmBisome in the United States, and the Company receives 20% of the gross profits from the sale of AmBisome in the United States. In 1998 and 1997, the Company recorded $4.8 million and $0.7 million of royalty income, respectively, in connection with the agreement between the Company and Fujisawa.


SUMITOMO

In September 1996, the Company and Sumitomo Pharmaceuticals Co., Ltd. ("Sumitomo") entered into an agreement ("Sumitomo License") pursuant to which Sumitomo has agreed to develop and market AmBisome in Japan. Under the terms of the Sumitomo License, Sumitomo paid the Company an initial $7.0 million licensing fee (less withholding taxes of $0.7 million) in October 1996 and a $3.0 million milestone payment (less withholding taxes of $0.3 million) in March 1998. Sumitomo also is required to make additional payments to the Company if certain clinical and commercial milestones are met and to pay the Company royalties on all Japanese AmBisome sales.

PHARMACIA & UPJOHN

In August 1996, the Company and Pharmacia & Upjohn S.A. ("Pharmacia & Upjohn") entered into a License and Supply Agreement ("Pharmacia & Upjohn Agreement") to market VISTIDE in all countries outside the United States. Under the terms of the Pharmacia & Upjohn Agreement, Pharmacia & Upjohn paid Gilead an initial license fee of $10.0 million. During the second quarter of 1997, VISTIDE was approved for marketing in the European Union by the European Commission, which triggered an additional cash milestone payment of $10.0 million by Pharmacia & Upjohn to the Company. Also as a result of achieving this milestone, in the second quarter of 1997 the Company issued and Pharmacia & Upjohn purchased 1,133,786 shares of Series B Convertible Preferred Stock for approximately $40.0 million, or $35.28 per share. For additional information about the preferred stock, refer to Note 13.

Under the terms of the Pharmacia & Upjohn Agreement and related agreements covering expanded access programs for VISTIDE outside of the United States, the Company is responsible for maintaining the cidofovir patent portfolio and for supplying to Pharmacia & Upjohn bulk cidofovir used to manufacture the finished VISTIDE product ("Product"). Gilead is entitled to receive a royalty based upon Pharmacia & Upjohn's sale of Product. It receives a portion of the royalty upon shipping either bulk drug substance or Product to Pharmacia & Upjohn, and the remainder upon Pharmacia & Upjohn's sale of Product to third parties. Any royalties that Gilead receives before Product is sold to third parties are recorded as deferred revenue until such third-party sales occur. At December 31, 1998, the Company has recorded on its balance sheet approximately $3.3 million of Pharmacia & Upjohn deferred revenue ($2.1 million at December 31, 1997). The Company recognized royalty revenue of $1.7 million and $0.7 million in 1998 and 1997, respectively, from sales of VISTIDE outside of the United States by Pharmacia & Upjohn.

HOFFMANN-LA ROCHE

In September 1996, Gilead and Roche entered into a collaboration agreement ("Roche Agreement") to develop and commercialize therapies to treat and prevent viral influenza. Under the Roche Agreement, Roche received exclusive worldwide rights to Gilead's proprietary influenza neuraminidase inhibitors. In October 1996, Roche made an initial license fee payment to Gilead of $10.3 million, which the Company reported as contract revenue. Upon achieving certain developmental milestones, in both the second and fourth quarters of 1997, Gilead earned cash payments of $3.0 million per quarter, for a total of $6.0 million. As of December 31, 1998, Gilead is entitled to additional cash payments of up to $34.0 million upon achieving additional developmental and regulatory milestones. If any commercial products are developed under the collaboration, Roche will pay Gilead royalties based on net product sales.

Under the Roche Agreement, Roche reimburses the Company for its related R&D costs under this program by funding such costs quarterly and generally in advance, based on an annual budget. Reimbursements are included in contract revenue as the Company incurs the related R&D costs. Amounts incurred by the Company in excess of amounts funded may also be reimbursed, subject to Roche's approval. In this event, revenue is not recognized until such approval has been obtained. Conversely, if amounts funded by Roche exceed the Company's related R&D costs, the Company may be required to repay such excess funding to Roche.

For the years ended December 31, 1998, 1997 and 1996, the Company recorded approximately $16.4 million, $8.2 million and $1.1 million, respectively, of R&D reimbursement revenue related to the Roche Agreement, which is reported as contract revenue in the accompanying supplemental consolidated statements of operations. The $16.4 million recorded as revenue during 1998 includes $5.2 million attributable to R&D expenses incurred in the fourth quarter of 1997, which were subject to Roche's approval as of December 31, 1997. Such expenses were approved for reimbursement and recognized in contract revenue in 1998. Except for this $5.2 million, R&D costs related to the Roche Agreement approximate the reimbursement revenue in each year presented and are included in R&D expenses.

At December 31, 1998, the Company has recorded an accrued liability of $5.0 million, which represents 1998 R&D funding from Roche in excess of actual 1998 R&D costs. In addition, the Company and Roche were in the process of finalizing the 1999 budget at December 31, 1998 and, as a result, the Company did not receive advance funding for estimated 1999 R&D spending under the Roche Agreement. At December 31, 1997, deferred revenue includes $7.2 million, representing Roche's advance reimbursement of budgeted R&D costs for the first quarter of 1998.

In September 1996, Gilead and Roche Laboratories, Inc. ("Roche Labs") entered into an agreement to co-promote Roche's Roferon-A for the treatment of chronic hepatitis C infection in the United States. Roche Labs paid Gilead a $0.2 million one-time fee in 1996 in connection with the signing of this agreement. Beginning in 1997, Roche Labs was required to pay Gilead a royalty based on the net product sales. The Company recognizes these royalties when received. During 1998, Gilead received $0.6 million, which is reported as royalty revenue. This co-promotion agreement concluded at the end of 1998. While the Company has received transition payments under the agreement in 1999, such amounts were not significant.


SCHERING A.G.

In 1993, the Company entered into a collaborative research agreement
("Schering Research Agreement") and license agreement ("Schering License Agreement") with Schering A.G. Under the Schering Research Agreement,
Schering A.G. has funded research at Gilead for the discovery and development of aptamers as IN VIVO diagnostic agents. The level of funding under this agreement has varied over the five-year term, from $1.0 million to $2.4 million annually. In March 1999, Schering A.G. agreed to fund $0.3 million under the Schering Research Agreement for the first half of 1999, with an option to continue funding an additional $0.3 million in 1999 and $0.5 million annually thereafter. Under the Schering Research Agreement, Gilead is presently developing aptamers for thromboembolic disease diagnosis and tumor diagnosis.

Under the Schering License Agreement, Schering A.G. has the right to develop and commercialize aptamers as IN VIVO diagnostic agents or radiotherapeutics discovered and developed under the Schering Research Agreement. Schering A.G. is required to make milestone and royalty payments to the Company upon commercialization and sale of any products developed under the collaboration with the Company. The milestone payments for any one product total $6.0 million and are triggered by the filing of an IND, the initiation of Phase III clinical trials, the filing of an NDA and approval of a product for commercial sale. The Schering License Agreement permits the Company to develop and commercialize aptamers discovered under the Schering Research Agreement outside the field of IN VIVO diagnostic agents or radiotherapeutics, subject to royalty payments to Schering A.G.


GLAXO WELLCOME

In May 1998, the Company entered into a three-part collaboration with Glaxo Wellcome Inc. ("Glaxo") in which (a) Glaxo received a non-exclusive right to use the Company's proprietary SELEX process for target validation; (b) the Company received the exclusive rights to develop and commercialize NX 211, a liposomal formulation of Glaxo's proprietary topoisomerase I inhibitor (lurtoctecan); and
(c) Glaxo acquired 364,257 shares of the Company's common stock for $10.0 million in a private offering.

In July 1990, the Company entered into a collaborative research agreement with Glaxo. Concurrent with the signing of the agreement, Glaxo made an $8.0 million equity investment in the Company and holds 889,911 shares of the Company's outstanding common stock at December 31, 1998 as a result of this transaction. Under the terms of the Glaxo agreement, as amended over time, the Company received $1.8 million in 1998, and $3.0 million in both 1997 and 1996, to fund research, which is reported as contract revenue in the accompanying supplemental consolidated statements of operations. The R&D costs reimbursed by Glaxo approximate the related revenue and are included in R&D expense. This agreement and the related funding were terminated in June 1998.

BAUSCH & LOMB

In August 1994, the Company entered into a license and supply agreement with Bausch & Lomb Incorporated (formerly Storz Instrument Company, a subsidiary of American Home Products Corporation), to develop and market an eyedrop formulation of cidofovir for the potential treatment of topical ophthalmic viruses. The Company received a $0.3 million annual fee under this agreement in each of the years ended December 31, 1997 and 1996, which is reported as contract revenue. If specified milestones are achieved, the Company may receive up to $3.0 million in milestone payments. The Company also may be entitled to receive future royalties on product sales under the agreement.


ISIS PHARMACEUTICALS

In December 1998, Gilead and Isis Pharmaceuticals, Inc. ("Isis") entered into an agreement under which Gilead sold Isis its antisense patent estate, including patents and patent applications covering antisense chemistry and antisense drug delivery systems. Under the terms of the agreement, Isis is required to pay Gilead a total of $6.0 million in four nonrefundable installments. The first $2.0 million was paid in December 1998, and the remaining $4.0 million is payable in three additional payments (one payment of $1.0 million in both 1999 and 2000, and one payment of $2.0 million in
2001). The total sale price of $6.0 million is included in contract revenue in the Company's supplemental consolidated statement of operations for the year ended December 31, 1998. Gilead has no ongoing research or funding obligations under the agreement.


5.     INVENTORIES

Raw materials, work in process and finished goods inventories are recorded at the lower of cost or market, with cost determined on a first-in, first-out basis. Management periodically reviews the composition of inventory in order to identify obsolete, slow-moving or otherwise unsaleable items. If such items are observed and there are no alternate uses of the inventory, the Company will take a write-down to net realizable value in the period that the units are identified as impaired. Historically, inventory write-downs have been insignificant and consistently within management's expectations.

Inventories are summarized as follows (in thousands):

                                        December 31,
                                    1998            1997
                                  ------------------------
         Finished goods           $ 3,672          $ 3,700
         Work in process            5,962            8,377
         Raw materials              6,916            5,333
                                  -------          -------
                                  $16,550          $17,410
                                  -------          -------
                                  -------          -------

6.     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

                                                                 December 31,
                                                           1998                1997
                                                         -----------------------------
Building and building improvements                      $   1,879           $   1,831
Leasehold improvements                                     42,821              43,102
Laboratory and manufacturing equipment                     26,568              23,609
Office furniture and equipment                              5,312               4,185
Computer equipment                                          9,442               6,872
Capitalized software                                        4,215               3,218
Capitalized leased equipment                               17,385              22,818
Construction in progress                                      639                 763
                                                        ---------           ---------
                                                          108,261             106,398

Less accumulated depreciation and amortization            (57,242)            (51,307)
                                                        ---------           ---------
                                                        $  51,019           $  55,091
                                                        ---------           ---------
                                                        ---------           ---------


7.     INVESTMENT IN UNCONSOLIDATED AFFILIATE

In late 1997, the Company established its NeXstar Technology Products division which included the Company's proprietary technology called Product Anchored Sequential Synthesis ("PASS"), a method of synthesizing the oligonucleotides that are the basis for the products being developed using the SELEX process. In July 1998, the Company established Proligo L.L.C., a Delaware limited liability company ("Proligo"), as a wholly-owned subsidiary and transferred all of the assets of the NeXstar Technology Products division to Proligo. On August 15, 1998, the Company sold a 51% interest (the "Interest") in Proligo to SKW Americas, Inc. ("SKW"). As payment for the Interest, the Company received $15 million in cash and a 49% interest in PerSeptive Biosystems GmbH, a company in Hamburg, Germany (the "Hamburg Company"), which specializes in the manufacture of nucleoside phosphoramidite monomers. The 49% interest of the Hamburg Company had a fair market value of approximately $5.5 million. In addition, SKW agreed to pay the Company $3.0 million in guaranteed payments (discounted at 8.5% for gain recognition purposes) and up to $20.5 million in performance-based milestones over the next five years. As part of the transaction, the Company contributed $4.9 million and its 49% interest in the Hamburg Company to Proligo. SKW contributed $5.1 million and the remaining
51% interest in the Hamburg Company to Proligo. The Company and Proligo have agreed that Proligo will manufacture oligonucleotides required by the Company at cost plus a fixed percentage. The Company recorded a $22.1 million gain in connection with this sale.

The Company accounts for its investment in Proligo using the equity method and the net book value of the investment at December 31, 1998 was approximately $10.3 million. The investment is reported in other noncurrent assets on the Company's supplemental consolidated balance sheets. In 1998, the Company recorded $1.1 million as its equity in the loss from Proligo representing its 49% share of losses from August 15 through November 30, 1998, the Proligo fiscal year end. The Proligo operating loss for December 1998 was approximately $1.6 million, of which the Company will recognize its 49% share (approximately $0.8 million) in 1999. In the event Proligo needs additional capital in 1999 and 2000 of up to $5.0 million in each year ("Additional Capital"), Gilead has agreed to contribute its proportionate share of such Additional Capital based on its percentage ownership interest in Proligo.

Proligo is in the business of supplying nucleic acid and Peptide synthesis products to the pharmaceutical and biopharmaceutical industry for sale and use as laboratory research reagents and in therapeutic and diagnostic products.


8.       INVESTMENT IN LIFE SCIENCE ENTERPRISE

At December 31, 1996, the Company recorded a $1.2 million write down of an investment in a life science enterprise accounted for under the cost method due to a permanent decline in value. In June 1997, the Company sold all of its holdings in the enterprise for $2.7 million following that company's initial public offering. As a result of the sale, the Company recorded an immaterial loss in 1997.


9.       PURCHASED TECHNOLOGY

In 1992, the Company and Vical, Incorporated ("Vical") entered into an agreement under which the Company purchased for $3.0 million exclusive rights to develop applications of Vical's lipid conjugate technology for a limited number of applications. This agreement was expanded in 1993 to grant the Company exclusive rights to Vical's entire portfolio of lipid conjugate technologies for all potential therapeutic applications for an additional $1.5 million. The cost of such technology was capitalized. Effective January 1, 1995, the Company began amortizing the remaining value of the technology over a four-year period. The Company evaluated the carrying amount of the technology for impairment at least quarterly by, among other things, reviewing the status of applicable ongoing development activities, as well as the progress of patent applications and issuances. In September 1997, the Company determined that it would no longer pursue this technology and expensed the remaining $1.3 million of unamortized purchased technology.


10.       LONG-TERM OBLIGATIONS

Long-term obligations consist of the following (in thousands):

                                                                                   December 31,
                                                                              1998               1997
                                                                         ----------------------------
         Capital lease obligations:  Interest payable monthly at
            6.89% to 13.91%                                               $  7,901           $  9,789

         Adjustable rate debt:  Quarterly installments through
            2000; unsecured; interest payable quarterly based on
            applicable LIBOR rates                                           1,313              2,814

         Fixed rate debt:  Monthly installments through 2003;
            secured by equipment; interest payable monthly at
            9.69% to 12.62%                                                  4,511              4,353
                                                                         ---------           --------
         Total long-term obligations                                        13,725             16,956

         Less current portion                                               (4,842)            (7,298)
                                                                         ---------           --------
         Long-term obligations due after one year                         $  8,883           $  9,658
                                                                         ---------           --------
                                                                         ---------           --------

Maturities of all long-term obligations, including capital lease obligations, due subsequent to December 31, 1998 are as follows (in thousands):

                  Year                         Amount
                  ----                         ------
                  1999                         $4,842
                  2000                          3,734
                  2001                          2,993
                  2002                          1,855
                  2003                            301

The terms of the various debt agreements require the Company to comply with certain financial and operating covenants. At December 31, 1998, the Company was in compliance with all such covenants.


11.      CONVERTIBLE SUBORDINATED DEBENTURES

During the third quarter of 1997, the Company sold $80.0 million of 6.25% Debentures due 2004 in a private offering to SBC Warburg Inc. and Oppenheimer & Co., Inc., which resold the Debentures to a group of private investors. The Debentures were issued pursuant to an indenture and are convertible into a total of up to 1,794,844 shares of the Company's common stock at $44.57 per share, which was greater than the fair market value of the Company's common stock at the time the Debentures were issued. The Company has reserved 1,794,844 shares of its authorized common stock for shares that may be issued upon conversion of the Debentures. The Debentures are redeemable in whole or in part, at the option of the Company, at any time on or after August 10, 2000, at specified redemption prices plus accrued interest.


12.      COMMITMENTS AND CONTINGENCIES

LEASES AND FINANCING AGREEMENTS

The Company has entered into long-term noncancelable operating leases for facilities in Boulder, Colorado, Foster City, California and San Dimas, California. The leases contain the following terms:


Location                          Termination Date                Renewal Options
--------                          ----------------                ---------------
Boulder, CO                       October 2001                    Two five-year terms
Boulder, CO                       July 2003                       None
Foster City, CA                   March 2006                      Two five-year terms
San Dimas, CA                     November 2003                   Two five-year terms
San Dimas, CA                     May 2003                        Two five-year terms


Rent expense net of sublease income under the Company's operating leases totaled approximately $6.8 million, $6.8 million and $5.6 million for the years ended December 31, 1998, 1997 and 1996, respectively.

The Company has entered into certain financing and sale-leaseback transactions and related equipment and facilities improvement master lease agreements for manufacturing equipment, general laboratory and scientific equipment, office equipment, furniture, fixtures and facilities improvements. Title to assets acquired under the Company's lease lines of credit resides with the lessor. The Company has the option to purchase the assets at the end of the lease terms at fair market value. The leases have terms ranging from three to five years. At December 31, 1998, no amounts were available under such agreements.

At December 31, 1998, the aggregate noncancelable future minimum rental payments under operating and capital leases, net of aggregate future minimum rentals to be received by the Company under noncancelable subleases, are as follows (in thousands):

                                                          Operating Leases, Net of
         Years ending December 31,                        Noncancelable Subleases         Capital Leases
         -------------------------                        ------------------------        ---------------
         1999                                                      $  6,811                    $ 2,954
         2000                                                         6,081                      2,522
         2001                                                         5,683                      2,393
         2002                                                         5,323                      1,245
         2003                                                         4,694                          -
         Thereafter                                                   8,450                          -
                                                                   --------                    -------
                                                                   $ 37,042                      9,114
                                                                   --------
                                                                   --------
         Less amount representing interest                                                      (1,213)
                                                                                              --------
         Total capital lease obligations                                                         7,901
            Less current portion                                                                (2,376)
                                                                                              --------
         Capital lease obligations due after one year                                          $ 5,525
                                                                                              --------
                                                                                              --------

The Company has in place a letter of credit agreement from a bank, which secures the aggregate future payments under one of its facilities leases. At December 31, 1998, a total of $0.5 million was secured under this letter of credit arrangement.

CONTINGENT LIABILITY

In connection with the August 1998 sale of a majority interest in its subsidiary, Proligo, (see Note 7 -Investment in Unconsolidated Affiliate), the Company transferred certain property and equipment with a net book value of $4.5 million to Proligo. The majority of such property and equipment is financed or leased by the Company in accordance with the aforementioned sale-leaseback transactions and financing arrangements. As part of this transaction, the Company transferred the underlying debt to Proligo pursuant to various Sublease, Consent and Assignment Agreements (collectively referred to as the "Sublease Agreements"). As a result, the Company is required to pay the debt financing and lease liabilities to the financial institutions directly for Proligo's share of the liabilities and Proligo is required to reimburse the Company for these amounts and is bound by the same terms and conditions as the Company's agreements with financial institutions and lessors. In the event that Proligo were to default on its obligations under the Sublease Agreements, the Company would continue to be liable for amounts outstanding as of the date of the default. At December 31, 1998, Proligo was current with respect to its reimbursements to the Company and the balance of Proligo's lease and debt liabilities under the Sublease Agreements was $2.8 million. Such liabilities are not included in the Company's Consolidated Balance Sheets.

Additionally, the Company and Proligo entered into Assignment, Assumption and Consent Agreements ("Agreements") with the landlords of two laboratory facilities Proligo occupies. Under the Agreements, Proligo has assumed the obligations to the landlords, but the Company remains liable in the event of default. The total unpaid amount of such operating lease commitments as of December 31, 1998 was approximately $0.6 million.

In the event Proligo defaults on any payments under the Sublease Agreements and the Company is required to cure such default on behalf of Proligo, SKW is obligated to reimburse the Company 51% of any amounts paid by the Company.

LOAN RECEIVABLE

The Company owns a 13.9% equity interest in Phytogen Life Sciences Inc. ("PLS"), a Canadian corporation incorporated in British Columbia. In June 1996, the Company's holdings in connection with PLS were restructured. Pursuant to the restructuring, the Company gave up its right to convert a Canadian $4.5 million loan ("Loan") (approximately $3.3 million at the time of conversion and approximately $3.3 million at December 31, 1995), which it made to PLS, into a 49.9% interest in PLS; converted Canadian $1.0 million (approximately $0.7 million at the time of conversion) of the Loan into 235,714 preference shares in PLS; and converted the Loan to a United States Dollar-based loan. In addition, PLS issued a warrant to the Company to acquire up to 300,000 PLS common shares for $3 per share and repaid the Company approximately $0.7 million in connection with the Loan. During 1997, PLS repaid the Company $0.8 million in connection with the Loan. The face amount of the Loan at December 31, 1997 was $1.7 million with an outstanding allowance for loan loss of $1.7 million.
In March 1998, the Company received $0.6 million as full settlement of the loan.

SHORT-TERM BORROWINGS

In March 1997, the Company entered into an agreement with a domestic bank pursuant to which the Company and certain of its subsidiaries could borrow up to $15.0 million, with the borrowings being collateralized by certain of the non-U.S. accounts receivable of the Company and its subsidiaries. In September 1997, the Company simultaneously terminated this agreement and entered into an unsecured line of credit with the same bank for $10.0 million (the "Credit Agreement"). Under the terms of the Credit Agreement, the Company is required to maintain certain financial ratios and there are limitations on the Company's ability to incur additional debt or to engage in certain significant transactions. The Credit Agreement, which includes a foreign exchange facility, expires November 1, 1999. The short-term borrowings outstanding under the Credit Agreement at December 31, 1997 were $1.8 million. There were no amounts outstanding under this agreement as of December 31, 1998.

In May 1996, the Company's Spanish subsidiary entered into an agreement to borrow up to 500 million Spanish Pesetas (approximately $3.3 million on December 31, 1997) with such borrowing being secured by the subsidiary's accounts receivable in Spain. In February 1997, the agreement was amended to increase the amount that the subsidiary could borrow to 750 million Spanish Pesetas (approximately $4.9 million on December 31, 1997). In connection with the agreement, the Company had to maintain $2.0 million in an unrestricted account. As of December 31, 1997, the subsidiary had borrowings of 500 million Spanish Pesetas (approximately $3.3 million on December 31, 1997) under the agreement. On April 1, 1998, the Company's Spanish subsidiary terminated the loan as to new borrowings and the balance of the loan was paid in full in September 1998. Additionally, the $2.0 million in the unrestricted accounts was returned to the Company.

The weighted average interest rate on short-term borrowings as of December 31, 1997 was 6.89%.

PATENT MATTERS

On August 11, 1997, the Company and The Liposome Company, Inc. ("TLC") reached a settlement in which the two companies agreed to dismiss all legal proceedings involving TLC's reexamined U.S. Patent No. 4,880,635 ("TLC
'635 Patent") and U.S. Patent No. 5,578,320 ("TLC '320 Patent") and their international counterparts. The legal proceedings related to whether AmBisome, the Company's liposomal formulation of amphotericin B, infringed TLC's patents because of the manner in which it is freeze dried
(lyophilized). In the settlement agreement between the parties, TLC granted the Company immunity from suit in connection with the worldwide production and sales of AmBisome and a worldwide right to use the TLC '635 Patent and the TLC '320 Patent. Under the terms of the Settlement Agreement, the Company made an initial payment to TLC of $1.75 million and is required to make payments which began in 1998 based on AmBisome sales over the next several years. Because the payments are subject to certain minimum and maximum amounts, the Company recorded accounting charges in 1997 of $11.8 million, of which $10.0 million represented the net present value of all future minimum payments it is required to make (utilizing an 8.5% discount rate) and $1.8 million represented the initial cash payment. Beginning in 1998, the Company is recording an expense each quarter related to the difference between all future minimum payments and the expense recorded in 1997. In addition, beginning in 1998, the Company is expensing the difference between the minimum and maximum payments, if any. The Company does not expect the difference between its future minimum and maximum payments to TLC to be material.

LEGAL PROCEEDINGS

The Company is involved, from time to time, in legal proceedings arising in the ordinary course of its business. In the opinion of management, after consultation with legal counsel, none of these matters, based on factors currently known to management, is expected to have a material adverse effect on the financial position of the Company.


13.      STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Company has 5,000,000 shares of authorized preferred stock issuable in series. The Company's Board of Directors ("Board") is authorized to determine the designation, powers, preferences and rights of any such series. The Company has reserved 400,000 shares of preferred stock for potential issuance under the Preferred Share Purchase Rights Plan.

In June 1997, the Company issued 1,133,786 shares of Series B Convertible Preferred Stock ("Preferred Stock") to Pharmacia & Upjohn for approximately $40.0 million, or $35.28 per share. The Preferred Stock will automatically convert into the Company's common stock if the average of the closing prices of such common stock over any 30 consecutive trading days exceeds $49.39, or 140% of the original issue price of the Preferred Stock of $35.28 per share. See Note 20, Subsequent Events.

EMPLOYEE STOCK PURCHASE PLAN

Under Gilead's Employee Stock Purchase Plan ("ESPP"), employees can purchase shares of Gilead common stock based on a percentage of their compensation. The purchase price per share must equal at least the lower of 85 percent of the market value on the date offered or the date purchased. A total of 1,250,000 shares of common stock are reserved for issuance under the ESPP. As of December 31, 1998, 794,049 shares had been issued under the ESPP (694,167 shares as of December 31, 1997).

NeXstar had an ESPP ("NeXstar ESPP"), which was terminated on June 30, 1999 in anticipation of the Merger. Since its inception, 0.1 million
Gilead-equivalent shares of NeXstar stock have been issued under the NeXstar ESPP. In 1998, 1997 and 1996, the total number of Gilead-equivalent shares issued under this plan were not significant.

Emerging Issues Task Force ("EITF") Issue No. 97-12, ACCOUNTING FOR INCREASED SHARE AUTHORIZATIONS IN AN IRS SECTION 423 EMPLOYEE STOCK PURCHASE PLAN UNDER APB OPINION NO. 25, provides that new shares authorized under existing Section 423 employee stock purchase plans may give rise to compensation expense under circumstances specified in that accounting standard. During 1998, Gilead recognized compensation expense of $0.4 million related to an ESPP share authorization approved in 1998 in accordance with the provisions of EITF Issue No. 97-12. In future years, the Company will not be required to recognize additional compensation expense related to the 1998 share authorization.


STOCK OPTION PLANS

In December 1987, Gilead adopted the 1987 Incentive Stock Option Plan and the Supplemental Stock Option Plan for issuance of common stock to employees, consultants and scientific advisors. In April 1991, the Board approved the granting of certain additional nonqualified stock options with terms and conditions substantially similar to those granted under the 1987 Supplemental Stock Option Plan. At the grant date, none of the options described above had exercise prices that were less than the fair value of the underlying stock on that date. The options vest over five years pursuant to a formula determined by the Board and expire after ten years. No shares are available for grant of future options under any of these plans.

In November 1991, Gilead adopted the 1991 Stock Option Plan ("1991 Plan") for issuance of common stock to employees and consultants. Options issued under the 1991 Plan shall, at the discretion of the Board, be either incentive stock options or nonqualified stock options. In May 1998, the 1991 Plan was amended such that the exercise price of all stock options must be at least equal to the fair value of Gilead's common stock on the date of grant. The options vest over five years pursuant to a formula determined by the Board and expire after ten years. At December 31, 1998, 958,380 shares were available for grant of future options.

In November 1995, Gilead adopted the 1995 Non-Employee Directors' Stock Option Plan ("Directors' Plan") for issuance of common stock to non-employee Directors pursuant to a predetermined formula. The exercise price of options granted under the Directors' Plan must be at least equal to the fair value of Gilead's common stock on the date of grant. The options vest over five years from the date of grant in quarterly 5 percent installments and expire after ten years. At December 31, 1998, 85,000 shares were available for grant of future options under the Directors' Plan.

The following table summarizes activity under all Gilead stock option plans for each of the three years in the period ended December 31, 1998. All option grants presented in the table had exercise prices not less than the fair value of the underlying stock on the grant date (shares in thousands):

                                                        Year Ended December 31,
                                        1998                        1997                         1996
                                -----------------------------------------------------------------------------
                                           Weighted                     Weighted                     Weighted
                                           Average                      Average                      Average
                                           Exercise                     Exercise                     Exercise
                                 Shares     Price         Shares         Price         Shares         Price
                                 ------    --------       ------        --------       ------        --------
Outstanding,
   beginning of year             4,117      $19.39          4,651        $14.96         4,144          $10.55
     Granted                     1,128       27.69            923         29.21         1,239           25.89
     Forfeited                    (241)      27.11           (266)        20.51          (231)          13.70
     Exercised                    (569)      12.06         (1,191)         9.42          (501)           6.15
                                 ------                    -------                      ------
Outstanding,
    end of year                  4,435      $22.16          4,117        $19.39         4,651          $14.96
                                 ------                    -------                      ------
                                 ------                    -------                      ------
Exercisable,
    end of year                  1,885      $16.66          1,673        $13.83         2,025          $10.23
                                 ------                    -------                      ------
                                 ------                    -------                      ------
Weighted Average Fair
   Value of Options
   Granted                                  $15.90                       $17.14                        $15.17


NeXstar's stock plans include the 1988 Stock Option Plan, the 1993 Incentive Stock Plan, and the 1995 Director Option Plan. Options pursuant to the 1988 Stock Option Plan and the 1993 Incentive Stock Plan that were issued and outstanding as of July 29, 1999 have been converted into options to purchase Gilead common stock as a result of the Merger and remain subject to their original terms and conditions. Options outstanding under the 1995 Director Option Plan became fully vested at the close of the Merger and are exercisable for a period of 24 months thereafter. The following table shows activity under the NeXstar plans, adjusted to Gilead equivalent shares (shares in thousands):

                                                       Year Ended December 31,
                                     1998                        1997                        1996
                            ---------------------------------------------------------------------------------
                                         Weighted                     Weighted                     Weighted
                                         Average                      Average                      Average
                                         Exercise                     Exercise                     Exercise
                               Shares     Price         Shares         Price         Shares         Price
                               ------    --------       ------        --------       ------        --------
Outstanding,
   beginning of year           1,129       $33.17          918         $31.99           829          $25.88
     Granted                     300        26.76          340          34.63           248           50.71
     Forfeited                  (137)       38.40          (67)         40.31           (49)          47.31
     Exercised                   (71)        9.17          (62)         15.69          (110)          21.34
                               -----                    ------                       ------
Outstanding,
   end of year                 1,221       $32.44        1,129         $33.17           918          $31.99
                               -----                    ------                       ------
                               -----                    ------                       ------
Exercisable,
   end of year                   633       $31.99          517         $27.58           413          $23.11
                               -----                    ------                       ------
                               -----                    ------                       ------
Weighted Average Fair
   Value of Options
   Granted                                 $13.18                      $14.79                        $27.42


The following is a summary of Gilead and NeXstar (on an equivalent basis) combined options outstanding and options exercisable at December 31, 1998 (options in thousands):

                                     Options Outstanding                          Options Exercisable
                         -----------------------------------------          --------------------------------
                                          Weighted
                                          Average         Weighted
 Range of                                Remaining         Average                               Weighted
 Exercise                  Options      Contractual       Exercise             Options           Average
  Prices                 Outstanding   Life in Years        Price            Exercisable      Exercise price
 --------                -----------   -------------      --------           -----------      --------------
$0.24 - $16.51              1,333           4.32            $10.56               1,158             $10.57
$16.84-$22.88               1,480           7.83            $20.49                 450             $18.92
$23.00-$39.01               1,561           7.61            $27.57                 427             $27.83
$32.13-$66.03               1,282           6.67            $38.86                 483             $39.34
                            -----                                                -----
     Total                  5,656           6.69            $24.38               2,518             $20.51
                            -----                                                -----
                            -----                                                -----

PRO FORMA DISCLOSURES

The table below reflects the combined net loss and basic and diluted loss per common share if compensation cost for both Gilead's and NeXstar's stock option plans had been determined based on their estimated fair values at the grant dates for awards under those plans. Since pro forma compensation cost is amortized over the vesting periods of the related awards, and because SFAS No. 123 is applicable only to options granted or shares issued subsequent to December 15, 1994, its pro forma effect will not be fully reflected until 1999.

                                                                   Year ended December 31,
                                                         1998                 1997                1996
                                                    ----------------------------------------------------
Pro forma net loss (in thousands)                   $  (61,444)          $  (87,393)          $  (56,567)
Pro forma basic and diluted loss per share          $    (1.50)          $    (2.22)          $    (1.50)


Fair values of the options granted under the stock option plans were estimated at grant dates using a Black-Scholes option pricing model. The Company used the multiple option approach with the following weighted average assumptions:

                                                              1998                  1997                 1996
                                                    --------------------------------------------------------------
Expected life in years (from vesting
  date)--Gilead and NeXstar stock options                 1.44 to 1.78         1.00 to 1.75        1.23 to 1.54
Expected life in years--Gilead ESPP                               1.51                 0.75                1.54
Interest rate--Gilead and NeXstar stock options           4.7% to 5.5%        5.6 % to 6.2%        5.5% to 6.0%
Interest rate--Gilead ESPP                                        5.2%                 5.6%                6.0%
Volatility (1)                                                     66%                  66%                 69%
Expected dividend yield                                             0%                   0%                  0%


(1) NeXstar's volatility rates for 1998, 1997 and 1996 were 61%, 52% and 72%, respectively.

The weighted average estimated fair value of each Gilead ESPP option granted for the years ended December 31, 1998, 1997 and 1996 was $11.97, $9.57 and $5.49,
respectively.

WARRANTS

Outstanding common stock warrants are summarized as follows:

                                                                     Range of           Shares       Expiration
                                                  Warrants        Exercise Prices       Reserved         Dates
                                                  --------        ---------------       --------     -----------
Outstanding, December 31, 1997 and 1998            97,029          $10.80 - $85.95        97,029        1999-2003


In 1990, the Company issued to Warburg, Pincus Capital Partners, L.P. ("WPCP"), which at that time was a beneficial owner of more than 5% of NeXstar's common stock, a warrant to purchase 391,962 shares of the

Company's common stock at an exercise price of $12.76 per share, which was issued in connection with the sale of certain equity securities of NeXstar. In April 1995, WPCP's warrant was amended to change the expiration date to December 31, 1997. On September 30, 1997, WPCP exercised its warrant for 391,962 shares in a net exercise and received 285,304 shares of the Company's common stock.

In March 1997, Warburg, Pincus Investors, L.P. ("WPI"), which was an owner of more than 5% of NeXstar's common stock, received a warrant to acquire 47,325 shares of the Company's common stock at a purchase price of $33.02 per share in return for an affiliate of WPI guaranteeing a credit line entered into by the Company ("Credit Line"). Under the Credit Line, which was terminated in July 1997, the Company was permitted to borrow up to $15.0 million.


PREFERRED SHARE PURCHASE RIGHTS PLAN

In November 1994, the Company adopted a Preferred Share Purchase Rights Plan (the "Plan"). The Plan provides for the distribution of a preferred stock purchase right (a "Right") as a dividend for each share of Gilead common stock held of record at the close of business on December 14, 1994. The Rights are not currently exercisable. Under certain conditions involving an acquisition or proposed acquisition by any person or group of 15% or more of the Company's common stock, the Rights permit the holders (other than the 15% holder) to purchase Gilead common stock at a 50% discount from the market price at that time, upon payment of an exercise price of $60 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of an acquirer at a 50% discount from the market price at that time. Under certain conditions, the Rights may be redeemed by the Board in whole, but not in part, at a price of $.01 per Right. The Rights have no voting privileges and are attached to and automatically trade with Gilead common stock. The Rights expire on November 21, 2004.

14.      COMPREHENSIVE INCOME

On January 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes new requirements for reporting and displaying comprehensive income (loss) and its components. The adoption of SFAS No. 130 has no impact on the Company's net loss or total stockholders' equity. This new accounting standard requires net unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments to be reported as accumulated other comprehensive income (loss). Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

The following reclassification adjustments are required to avoid double-counting net realized gains on sales of securities that were previously included in comprehensive income prior to the sales of the securities (in thousands):

                                                               Year Ended December 31,
                                                         1998            1997            1996
                                                       ---------------------------------------
Net gains on sales of securities included in
   interest income                                      $ 473           $  87           $ 305
                                                        -----           -----           -----
                                                        -----           -----           -----
   Other comprehensive income:
      Net unrealized gain arising during the year       $ 172           $ 342           $ 227

   Reclassification adjustment                           (473)            (87)           (305)
                                                        -----           -----           -----
      Net unrealized gain (loss) reported in
        other comprehensive income                      $(301)          $ 255           $ (78)
                                                        -----           -----           -----
                                                        -----           -----           -----

15.      EMPLOYEE RELATED EXPENSES AND OTHER CHARGES

In August 1998, NeXstar entered into a separation agreement with Patrick J. Mahaffy upon his resignation as NeXstar's President, Chief Executive Officer and Director of the Company and recorded a selling, general and administrative expense of $0.8 million.

In August 1998, NeXstar announced its intentions to evaluate the possible spin off of its drug discovery business into a separate publicly traded company to be known as Iterex Technologies, Inc. ("Iterex"). In 1998, NeXstar incurred $0.7 million of selling, general and administrative expenses related to the potential Iterex spin-off. On February 28, 1999, NeXstar announced a Merger Agreement with Gilead, which was consummated in July 1999. As a result, the Iterex spin-off will not occur and NeXstar's drug discovery business will remain part of the Company.

In August 1998, the Company granted retention bonuses to certain key employees (the "August Retention Bonuses") totaling $1.6 million. The August Retention Bonuses were paid in April 1999 and expensed over the period from August 1998 through March 31, 1999. In 1998, the Company recorded $0.4 million and $0.5 million of R&D expenses and selling, general and administrative expenses, respectively, in connection with the August Retention Bonuses. In January 1999, the Company granted additional retention bonuses to certain key employees (the "January Retention Bonuses") totaling $0.8 million. The January Retention Bonuses were paid on July 31, 1999. The January Retention Bonuses were expensed over the period beginning on the date the January Retention Bonuses were granted through July 1999.

In October 1998, the Company reduced its workforce by 75 employees (the "Workforce Reduction"). As a result of the Workforce Reduction, the Company recorded an R&D expense of $1.6 million related to severance packages for 47 discharged R&D employees and selling, general and administrative expense of $0.6 million related to severance packages for 28 discharged selling, general and administrative employees.

16.      DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it only has one reportable segment because management has organized the business along its functional lines.

Product sales revenues consisted of the following (in thousands):

                               Year ended December 31,
                       1998              1997              1996
                   --------------------------------------------
AmBisome           $101,616          $ 82,020          $ 75,344
DaunoXome             6,486             7,132             4,809
VISTIDE               6,074            11,735             8,477
                   --------          --------          --------
                   $114,176          $100,887          $ 88,630
                   --------          --------          --------
                   --------          --------          --------

The following is a summary of revenues from external customers by geographic areas:

REVENUES FROM EXTERNAL CUSTOMERS AND COLLABORATIVE PARTNERS(a)

                                                 Year ended December 31,
                                     1998              1997              1996
                                  --------------------------------------------
United States ................... $ 28,826          $ 19,962          $ 20,173
Germany .........................   20,029            14,780            15,096
United Kingdom ..................   17,241            17,794            17,222
Switzerland .....................   16,400            14,200            11,410
Italy ...........................   13,420            10,993             8,432
Spain ...........................   11,934             8,880             7,156
Sweden ..........................    1,696            10,802            10,000
Other European countries ........   30,333            26,820            28,526
Other foreign countries .........   11,240             8,027             4,106
                                  --------          --------          --------
Consolidated total .............. $151,119          $132,258          $122,121
                                  --------          --------          --------
                                  --------          --------          --------

(a) Revenues are attributed to countries based on the location of the customer or collaborative partner.

At December 31, 1998, the net book value of the Company's property, plant and equipment was approximately $51.0 million. Approximately 92% of such assets were located in the United States. At December 31, 1997, the net book value of the Company's property, plant and equipment was approximately $55.1 million. Approximately 93% of such assets were located in the United States.

MAJOR CUSTOMER

In 1998, 1997 and 1996, sales to one distributor accounted for approximately 13%, 14% and 16% of product revenues, respectively.


17.     INCOME TAXES

For financial reporting purposes, loss before provision for income taxes and equity in loss of unconsolidated affiliate includes the following components (in thousands):

                                            YEAR ENDED DECEMBER 31,
                                            -----------------------
                                   1998               1997               1996
                                   ----               ----               ----
         United States          $(42,886)          $(69,784)          $(43,523)
         Foreign                      88             (2,787)            (1,165)
                                --------           --------           --------
                                $(42,798)          $(72,571)          $(44,688)
                                --------           --------           --------
                                --------           --------           --------

The current provision for income and withholding taxes includes the following (in thousands):

                                                YEAR ENDED DECEMBER 31,
                                                -----------------------
                                            1998          1997          1996
                                            ----          ----          ----
         Federal income taxes               $160          $ --           $--
         State income taxes                   21            --            --
         Foreign income taxes                378           305           226
         Foreign withholding taxes           300            17           700
                                            ----          ----          ----
            Total                           $859          $322          $926
                                            ----          ----          ----
                                            ----          ----          ----

The difference between the Company's current provision for income taxes and the federal statutory rate of 34% is reconciled as follows (in thousands):

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                        -----------------------
                                                                               1998               1997               1996
                                                                               ----               ----               ----
         Statutory rate applied to income before income taxes and
           equity in loss of unconsolidated affiliate                      $(14,552)          $(24,675)          $(15,194)
         State income taxes, net of federal benefit                              21                 --                 --
         Tax effect of foreign subsidiary losses                                116              1,114                553
         Difference in foreign income tax rates                                 232                 87                 49
         Alternative minimum taxes                                              160                 --                 --
         Net operating loss unused, net of operating loss
           carryforwards utilized                                            14,582             23,546             14,653
         Foreign withholding taxes                                              300                 17                700
         Other                                                                   --                233                165
                                                                           --------           --------           --------
                                                                           $    859           $    322           $    926
                                                                           --------           --------           --------
                                                                           --------           --------           --------

At December 31, 1998, the Company had net operating loss and tax credit carryforwards available to reduce future taxable income. Utilization of these losses and credits may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of the net operating losses and credits before utilization. Tax loss and tax credit carryforwards are as follows (in thousands):

                                           NET                                  NET                 R&D
                                       OPERATING             R&D             OPERATING          AND OTHER
EXPIRES                                   LOSS             CREDITS             LOSS              CREDITS
-------                                ---------         ------------        ---------          ---------
                                                  FEDERAL                               STATE
                                                  -------                               -----
1999                                   $     --           $    --           $ 8,788            $   --
2000                                         --                --             5,341                --
2001                                      2,581                --             8,380                --
2002                                      3,993                --             4,546                --
2003                                      8,061               104             3,490               642
2004                                     10,494               185                --               271
2005                                      9,802               102                --               317
2006                                      6,866               206             2,364                98
2007                                     18,868             1,075             8,002                --
2008                                     37,546             5,682            11,858             1,397
2009                                     34,839             1,912             5,284                --
2010                                     46,210               949             2,029               371
2011                                     44,820             1,134             2,592               500
2012                                     67,310             3,990             5,311               300
2013                                         --                --                --             4,003
2018                                     64,948             2,755                --                --
                                       --------           -------           -------            ------
                                       $356,338           $18,094           $67,985            $7,899
                                       --------           -------           -------            ------
                                       --------           -------           -------            ------

The components of the Company's deferred tax asset and related valuation allowance as of December 31, 1998 and 1997 are as follows (in thousands):

                                                             DECEMBER 31,
                                                             ------------
                                                      1998                1997
                                                      ----                ----
         Net operating loss carryforwards
           Federal                                 $ 121,154           $  99,817
           State                                       4,285               2,413
         Tax credit carryforwards
           Federal                                    18,094              16,258
           State                                       6,891               2,574
         Capitalized R&D for California               11,200              13,049
         Other--net                                    8,987               2,300
                                                   ---------           ---------
                                                     170,611             136,411
         Valuation allowance                        (170,611)           (136,411)
                                                   ---------           ---------
         Deferred tax asset recognized             $      --           $      -
                                                   ---------           ---------
                                                   ---------           ---------

18.      RETIREMENT SAVINGS PLAN

NeXstar maintains a retirement savings plan pursuant to which eligible employees may defer compensation for income tax purposes under Section 401(k) of the Internal Revenue Code of 1986 ("Savings Plan"). Employee contributions are discretionary, but may not exceed 15% of eligible annual compensation. The Savings Plan includes a Company match of 50% of employee contributions up to a maximum of 6% of eligible annual compensation. For the years ended December 31, 1998, 1997, and 1996, the Company recorded expenses related to the Savings Plan of approximately $0.5 million, $0.6 million and $0.5 million, respectively. At December 31, 1998, approximately $0.7 million, representing 29,264 shares of the Company's common stock, was held by the Savings Plan in trust for plan participants. Effective February 1995, contributions to the Savings Plan may not be invested in the Company's common stock.


19.      RELATED PARTY TRANSACTIONS

During 1998, Gilead paid an aggregate of $2.6 million to Pharma Research Corporation, a contract research organization, for services rendered in connection with clinical studies. A member of the Board is the managing director of an investment fund that owns a controlling interest in Pharma Research Corporation.


20.      SUBSEQUENT EVENTS (UNAUDITED)

STOCKHOLDERS' EQUITY

On January 26, 1999, the Board authorized an additional 200,000 shares of common stock as available for grant under the Directors' Plan. On March 30, 1999, the Board approved an amendment to Gilead's restated certificate of incorporation to increase the authorized shares of common stock to 100 million shares, approved an amendment to the 1991 Plan increasing the number of shares reserved for issuance by 3.5 million to a total of 10.0 million shares, and approved an amendment to the ESPP increasing the number of shares reserved for issuance by 330,000 to a total of 1.58 million shares. These amendments and increases were approved by the Company's stockholders at its annual stockholders' meeting in July 1999.


CONVERSION OF PREFERRED STOCK

On July 15, 1999, the average of the closing price of the Company's common stock for the thirty days then ended was $49.79, which triggered the automatic conversion of the Preferred Stock owned by Pharmacia & Upjohn into the Company's common stock. Accordingly, the Preferred Stock converted into 1,133,786 shares of common stock at the original issue price of $35.28 per share on July 16, 1999.


21.      QUARTERLY RESULTS (UNAUDITED)

The following table is in thousands, except per share amounts:


1998                                              1ST QUARTER        2ND QUARTER        3RD QUARTER        4TH QUARTER
Total revenues                                     $ 41,513           $ 35,289           $ 31,866           $ 42,451
Total costs and expenses                             55,309             57,628             53,583             64,513
Net income (loss)                                   (10,066)           (18,287)             2,202            (18,609)
Basic and diluted income (loss) per share              (.25)              (.45)               .05               (.45)

1997

Total revenues                                     $ 25,995           $ 42,452           $ 28,605           $ 35,207
Total costs and expenses                             47,788             51,716             62,282             55,872
Net income (loss)                                   (17,957)            (5,717)           (32,512)           (16,706)
Basic and diluted income (loss) per share              (.46)              (.15)              (.82)              (.42)


All amounts have been restated to reflect the business combination with NeXstar Pharmaceuticals, Inc. which has been accounted for as a pooling of interests.

                                              GILEAD SCIENCES, INC.

                                  SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS

                                                                            ADDITIONS
                                                  BALANCE AT       ----------------------------                          BALANCE AT
                                                 BEGINNING OF      CHARGED TO        CHARGED TO                            END OF
                                                    PERIOD          EXPENSE        OTHER ACCOUNTS       DEDUCTIONS         PERIOD
                                                -----------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
   Allowance for doubtful accounts                $   1,883       $    (294)(1)              -         $     109         $   1,480
   Allowance for other noncurrent assets              1,737            (550)(2)              -             1,187(2)              -
   Valuation allowance for deferred tax
     assets                                         136,411               -             34,200(3)              -           170,611
                                                  ---------       ---------          ---------         ---------         ---------
                                                  $ 140,031       $    (844)         $  34,200         $   1,296         $ 172,091
                                                  ---------       ---------          ---------         ---------         ---------
                                                  ---------       ---------          ---------         ---------         ---------

YEAR ENDED DECEMBER 31, 1997
   Allowance for doubtful accounts                $   2,002       $     306          $       -         $     425         $   1,883
   Allowance for other noncurrent assets              1,737               -                  -                 -             1,737
   Valuation allowance for deferred tax
      assets                                        106,380               -             30,031(3)              -           136,411
                                                  ---------       ---------          ---------         ---------         ---------
                                                  $ 110,119       $     306          $  30,031         $     425         $ 140,031
                                                  ---------       ---------          ---------         ---------         ---------
                                                  ---------       ---------          ---------         ---------         ---------

YEAR ENDED DECEMBER 31, 1996
   Allowance for doubtful accounts                $     505       $   1,497          $       -               $ -         $   2,002
   Allowance for other noncurrent assets              2,430               -                  -               693(4)          1,737
   Valuation allowance for deferred tax
     assets                                          86,944               -             19,436(3)              -           106,380
                                                  ---------       ---------          ---------         ---------         ---------
                                                  $  89,879       $   1,497          $  19,436         $     693         $ 110,119
                                                  ---------       ---------          ---------         ---------         ---------
                                                  ---------       ---------          ---------         ---------         ---------

(1) In August 1996, a major customer of the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The total receivable outstanding from that customer as of December 31, 1996 of $0.6 million was reserved. In 1997, the Company collected approximately $0.1 million of this amount by assigning its claim to a third party. In 1998, the Company reversed that portion of the allowance for doubtful accounts which was no longer deemed necessary.

(2) The Company accepted $550,000 in full settlement of an outstanding note receivable that was fully-reserved on the balance sheet.

(3)  Charged to deferred tax benefit.

(4)  Relates to restructuring of a note receivable in default.